Exhibit 99.1

TXI Announces Decision to Spin-Off Steel Business to Shareholders

          DALLAS, Dec. 15 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) today announced that its Board of Directors has approved a plan to spin off its wholly-owned steel business.  The spin-off is expected to take the form of a tax-free stock dividend to TXI shareholders.

          ”This action will result in the creation of two businesses with leading positions in their respective markets,” stated Mel Brekhus, Chief Executive Officer of TXI.  “TXI’s cement, aggregate and concrete operations have strong competitive positions in the Texas and California building materials markets. The steel business, with operations in Texas and Virginia, is the second largest supplier of structural steel throughout North America.”     “Both businesses will have strong capital structures.  Each will focus on the improvement of returns from current operations and also pursue strategic investment opportunities in their industries.  Tommy Valenta, Executive Vice President in charge of TXI’s steel operations, will be the Chief Executive Officer of the new steel company.”

          TXI’s cement, aggregate and concrete segment and its steel operations are two distinct businesses and the Board of Directors believes the separation will better facilitate the strategic objectives of both.  A separation is expected to permit the companies to more efficiently obtain and allocate resources for distinct businesses and also allow the management of each segment to focus on the opportunities and challenges specific to their particular business.

          Details of the spin-off have not been finalized.  The transaction is subject to the following: confirmation that the distribution will be tax-free, continued favorable market conditions, satisfaction of U.S. Securities and Exchange Commission requirements and other customary conditions.  It is expected that the distribution will be completed summer 2005.

          TXI will host a conference call tomorrow, December 16, 2004 at 2:00 PM central time to discuss the information contained in this press release and the Company’s second quarter financial results.  A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com .

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

          TXI is a leading supplier of building materials, primarily cement and structural steel.  Cement operations serve Texas and California, the two largest cement markets in the nation.  Structural steel products are distributed throughout North America.

SOURCE  Texas Industries, Inc.
          -0-                    12/15/2004
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas
Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or
investor@txi.com /
    /Web site:  http://www.txi.com /